Exhibit 10.1

Certain confidential information contained in this document, marked by [* * *], has been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

AMENDMENT TO SAMPLE PURCHASE AGREEMENT

This AMENDMENT TO SAMPLE PURCHASE AGREEMENT (“Amendment”) is effective as of the date last signed below (“Amendment Effective Date”) by and between Canon Inc., a Japanese corporation having its principal place of business at 30-2 Shimomaruko 3-chome, Ohta-ku, Tokyo 146-8501, Japan (“Canon”) and CapsoVision, Inc., a Delaware corporation having its principal place of business at 18805 Cox Avenue 250 Saratoga, CA 95070, U.S.A. (“Capso”), each sometimes referred to hereinafter as a "Party" and jointly as the “Parties”.
1.The Parties entered into the "SAMPLE PURCHASE AGREEMENT" as of July 15, 2025 (the "Original Agreement"). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Original Agreement. Pursuant to the Original Agreement, the Parties agreed to supply and purchase the "Samples" for the "Purposes" as described in the Original Agreement. The Parties hereby agree that the "Total Fee" shall be increased by [* * *] due to the additional costs incurred by Canon. As a result of this increase, the "Remaining Balance" shall also be increased accordingly. For clarity, if the additional cost is converted into U.S. Dollars using "Canon's Exchange Rate" for the first quarter of 2026 (i.e., [* * *]), it is one million (1,000,000) U.S. dollars.
Furthermore, it is also agreed by the Parties that, taking into account the foregoing (and that there has been no other increase or decrease from the Effective Date of the Original Agreement), the Remaining Balance as of the Amendment Effective Date is [* * *] , which shall be paid by Capso pursuant to Article 12.4 through 12.6 of the Original Agreement. For the avoidance of doubt, notwithstanding the increase to the Total Fee described above, the Additional Amount shall not change.
2.Except as expressly amended herein, all terms of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in electronic form as of the date below.

Canon Inc. By: /s/ Takeshi Ichikawa		CapsoVision, Inc. By: /s/ Johnny (Kang-Huai) Wang
Name:	Takeshi Ichikawa	Name:	Johnny Wang
Title:	Managing Executive Officer Group Executive of Device Technology Development Headquarters	Title:	President
Date:	March 09, 2026	Date:	March 09, 2026